Filed Pursuant to Rule 424(b)(3)

Registration No. 333-279958

PROSPECTUS SUPPLEMENT NO. 54

(to Prospectus dated October 4, 2024)

MSP RECOVERY, INC.

56,896 Shares of Class A Common Stock

This prospectus supplement no. 54 amends and supplements the prospectus dated October 4, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-279958). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on July 13, 2026 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of up to 56,896 shares of our Class A Common Stock, par value $0.0001 per share, including: (i) up to 28,572 shares of our Class A Common Stock issuable upon exercise of warrants (the “VRM Warrants”) issued to Virage Recovery Master, LP (“VRM”) pursuant to the MTA Amendment No. 2 and Amendment to the Amended and Restated Security Agreement (the “Second Virage MTA Amendment”) dated November 13, 2023; (ii) 2,858 shares of our Class A Common Stock issued to Virage Recovery Participation LP (“VRP”) and up to 14,286 shares of our Class A Common Stock issuable upon exercise of a warrant issued to VRP (the “VRP Warrant”), in partial satisfaction of amounts owed by the Company pursuant to that certain Services Agreement dated May 20, 2022 between Virage Capital Management LP (“Virage”) and the Company; and (iii) 11,180 shares of our Class A Common Stock issued to Palantir Technologies, Inc. (“Palantir”) as consideration for certain products and services rendered by Palantir. As the exercise price of the VRM Warrants and the VRP Warrant is only $0.0175 per share, should the VRM Warrants or the VRP Warrant be exercised, we would only receive nominal proceeds therefrom.

Our Common Stock, Public Warrants and New Warrants are listed on OTC Markets under the symbols “MSPR,” “MSPRZ,” and “MSPRW.” On July 10, 2026, the closing price of Common Stock was $0.0185 per share, the closing price of our Public Warrants was $0.0058 per warrant and the closing price of our New Warrants was $0.0001 per warrant.

Effective at 11:59 PM EDT on September 1, 2025, the Company amended its Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware to effect a 1-for-7 reverse stock split of the Company’s common stock (the “Reverse Split”). Unless otherwise noted, the share and per share information in this Prospectus Supplement No. 54 have been adjusted to give effect to the Reverse Split.

Investing in our securities involves risks. Before you invest in our securities, please carefully read the information provided in the “Risk Factors” section beginning on page 9 of the Prospectus and any in any applicable prospectus supplement, and Item IA of our Annual Report on Form 10-K for the fiscal year ending December 31, 2024, filed with the SEC on April 16, 2025.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 13, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 8, 2026

MSP Recovery, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39445	84-4117825
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3525 NW 7th Street Miami, Florida	33125
(Address of principal executive offices)	(Zip Code)

(305) 614-2222

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MSPR	OTC Market Group, Inc.

Redeemable warrants, each lot of 4,375 warrants exercisable for one share of Class A common stock at an exercise price of $50,312.50 per share	MSPRW	OTC Market Group, Inc.

Redeemable warrants, each lot of 4,375 warrants exercisable for one share of Class A common stock at an exercise price of $0.4375 per share	MSPRZ	OTC Market Group, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On July 8, 2026, MSP Recovery, Inc. (the “Company”) entered into a letter agreement (the “July 2026 VRM Letter Agreement”) with VRM MSP Recovery Partners, LLC (“VRM”), pursuant to which VRM agreed to provide a one-time advance of $0.3 million (the “Additional Advance”) to support certain operating expenses of the Company, in accordance with an operating budget previously approved by VRM.

The July 2026 VRM Letter Agreement provides that the Additional Advance is a one-time accommodation and does not obligate VRM or its affiliates to provide any future funding. VRM expressly reserved all rights under the existing transaction documents governing the parties’ relationship.

In connection with the Additional Advance, the Company and VRM also agreed to certain amendments and supplements to the parties’ existing contractual arrangements, including the Master Transaction Agreement, dated March 9, 2022 (as amended, the “MTA”), and the Amended and Restated Security Agreement, dated September 11, 2023 (as amended, the “Security Agreement”).

Among other things, pursuant to the July 2026 VRM Letter Agreement:

●	the Company agreed to irrevocably direct payors of claims recovery proceeds, other than Excluded Proceeds, to remit such proceeds to designated collection accounts subject to VRM’s control or otherwise maintained pursuant to arrangements acceptable to VRM, where such proceeds will be administered in accordance with the July 2026 VRM Letter Agreement;

●	the parties amended procedures governing the receipt, allocation, and distribution of claims recovery proceeds through such collection accounts, including procedures intended to recognize amounts payable to third-party owners, lienholders, and legal counsel prior to application of remaining proceeds in accordance with the parties’ contractual arrangements;

●	the Company agreed that, until otherwise directed by VRM, claims recovery proceeds otherwise payable to the Company (other than excluded proceeds and amounts payable to third parties) will be remitted to a VRM and/or the applicable joint venture entity bank account or the Company’s bank account which VRM holds a control agreement, with amounts received first being applied to reimburse prior advances and the Additional Advance before being applied toward the VRM Full Return (as defined in the MTA);

●	the Company agreed to provide VRM with additional claims data relating to claims subject to VRM’s security interests in order to facilitate the determination of ownership interests, lien priorities, and distributions of claims recovery proceeds; and

●	the parties amended the MTA and the Security Agreement to remove the “Operating Reserve” and the “Reserve Account” from the definition of excluded collateral (or Excluded Property), with the result that such amounts are subject to VRM’s security interests under the Security Agreement. As a result of this amendment, amounts previously constituting the Operating Reserve and Reserve Account are no longer excluded from the collateral securing the Company’s obligations under the Security Agreement.

The July 2026 VRM Letter Agreement further provides that it is not intended to constitute a novation of any obligations under the existing transaction documents or otherwise affect the priority of VRM’s existing liens, except as expressly provided therein.

The foregoing description of the July 2026 VRM Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the July 2026 VRM Letter Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. Unless otherwise indicated, capitalized terms used but not defined in this Item 1.01 have the meanings assigned to them in the July 2026 VRM Letter Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

To the extent required by Item 2.03 of Form 8-K, the information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Virage Letter Agreement dated July 8, 2026
10.2	MTA Amendment No. 3 and Amendment No. 2 to the Amended and Restated Security Agreement
10.3	MTA Amendment No. 2 and Amendment to the Amended and Restated Security Agreement
10.4	Master Transaction Agreement Amendment dated April 11, 2023
10.5	Master Transaction Agreement
10.6	Amended and Restated Security Agreement
10.7	Amendment No. 4 to the Amended and Restated Security Agreement dated August 26, 2025
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 13, 2026	MSP RECOVERY, INC.

	By:	/s/ Thomas W. Hawkins
	Name:	Thomas W. Hawkins
	Title:	Director and Member of the Special Committee

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